UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 7, 2004

AVIGEN, INC.
 (Exact name of registrant as specified in charter)

Delaware	000-28272	13-3647113
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California  94502
 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (510) 748-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement

          On May 27, 2004, Avigen, Inc. (Avigen) announced a decision that had mutually been made between the Company and its corporate partner, Bayer Corporation (Bayer), to end the Phase I clinical protocol of Coagulin-B(r), Avigen’s product development candidate for hemophilia-B.  At that time, Avigen also announced its decision to realign its product development strategy and focus on the continued development of products for serious neurological disorders.  In August 2004, both parties agreed that Avigen had met all of its contractual obligations required under the Agreement.  Consistent with those decisions, on December 7, 2004, Bayer terminated the Agreement dated November 17, 2000, between Bayer and Avigen, as amended by Amendment No. 1 thereto dated June 30, 2001, to develop and market Coagulin-B(r), Avigen’s gene therapy product for hemophilia-B.

As a result of the termination, Bayer no longer has any financial obligations to finance Phase II/III development of Coagulin-B and all patent and know-how rights licensed to Bayer under the agreement completely revert back to Avigen.  Since Avigen was solely responsible for funding the Phase I development, the termination of the agreement has no financial impact on Avigen.  More importantly, Avigen now has the right to develop a product for the treatment of hemophilia-B independently or in collaboration with another corporate partner in the future.  It is Avigen’s intention to preserve the large investment it has made in gene therapy for hemophilia and is exploring avenues to realize value from the asset that has been created over the years in terms of know-how, manufacturing, intellectual property and clinical expertise.

On December 10, 2004, Avigen, Inc. notified BTG International Inc. of its intent to terminate Avigen's exclusive license with BTG to intellectual property rights covering the Factor IX gene in the field of in vivo viral vector human gene therapy products. As Avigen is required to provide BTG with three month's notice to terminate, termination will be effective March 10, 2005. Since this patent will expire on February 19, 2008, it is no longer deemed a critical value-added component if Avigen should decide to move its Coagulin-B program forward.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AVIGEN, INC.

Dated: December 9, 2004	By:	/s/ THOMAS J. PAULSON

Thomas J. Paulson
Vice President, Finance and Chief Financial Officer